SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 27, 2006

Wells Real Estate Fund XI, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25731	58-2250094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The Wells Fund XI-Fund XII-REIT Joint Venture (the "Joint Venture"), a joint venture among Wells Real Estate Fund XI, L.P. (the "Registrant"), Wells Real Estate Fund XII, L.P., and Wells Operating Partnership, L.P., owns 100% of an office building comprised of approximately 168,000 rentable square feet and located in Fountain Inn, South Carolina ("111 Southchase Boulevard"). The Registrant owns an equity interest of approximately 26.15% in the Joint Venture.

On October 27, 2006, the Joint Venture and Caterpillar, Inc. ("Caterpillar"), an unrelated third party, entered into a 60-month lease agreement (the "Agreement") for 100% of 111 Southchase Boulevard, which is currently vacant. The commencement date of the Agreement is the earlier of the date on which (i) tenant improvements are substantially complete (scheduled for January 1, 2007), or (ii) Caterpillar accepts possession and occupies the space.

Monthly base rent payable is approximately $54,000 and is scheduled to increase by approximately 2.5% annually. In addition, to monthly base rent, Caterpillar is also required to pay their share of all operating expenses for 111 Southchase Boulevard. Caterpillar is also entitled to a landlord-funded tenant improvement allowance of up to approximately $911,350.

Caterpillar has the right to extend the lease term for two additional two-year periods at 95% of the then fair market rental rate. Caterpillar also has a one-time right to terminate the Agreement in the thirty-seventh month of the lease term. Upon providing notice six months prior to vacating, Caterpillar will incur a termination fee equal to the amount of unamortized re-leasing costs, plus interest, and six months of the then-current base rent payable to the Joint Venture. Upon providing notice nine months prior to vacating, Caterpillar will incur a termination fee equal to the amount of unamortized re-leasing costs and three months of the then-current base rent payable to the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XI, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: October 31, 2006